Exhibit 10.153

Amendment Number 9 to
OEM Purchase and License Agreement
Between EMC Corporation and Brocade Communications, Inc.
OEM Agreement Number OEM 051208 Dated May 20, 2008

This Amendment Number 9 (“Amendment 9”) to the OEM Purchase and License Agreement (“Original Agreement”) dated May 20, 2008 Brocade Communications Systems, Inc., a Delaware corporation with an office located at 130 Holger Way, San Jose, California 95134, and Brocade Communications Switzerland SarL., a Geneva corporation with principal offices at 29 Route de l'Aeroport, Case Postale 105, CH-1215, Geneva 15, Switzerland, (collectively, “Brocade”), and EMC Corporation, 176 South Street, Hopkinton, MA 01748 together with its designated Subsidiaries (“EMC”), and commences as of April 1, 2016 (“Effective Date”). The Original Agreement, as amended by Amendments 1 through 9, is collectively referred to herein as the “Agreement.”

RECITALS

WHEREAS, Brocade would like EMC and Brocade to collect certain information about Brocade products in customer environments when EMC conducts pre-sales data collection at customer environments using a data collection tool provided by Timmins Software Corporation (“Timmins”);

WHEREAS, EMC has entered into an agreement with Timmins under which Timmins has created the software tools to perform the data collection stated above vis-à-vis the Brocade products and has agreed to make those tools available for use by EMC and its partners and customers, including Brocade;

WHEREAS, Brocade is willing to use its MDF funding program to provide EMC with funds to support this data collection process for pre-sales efforts.

NOW THEREFORE, in consideration of the above and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Data Collection Tool Availability. So long as EMC and Timmins maintain their agreement with respect to the Data Center Discovery and Analysis tool (“Data Collection Tool”) created by Timmins, Brocade may use the Data Collection Tool to the same extent that any other EMC partner may do so. If EMC and Timmins no longer have an agreement for the use of the Data Collection Tool, then Brocade’s use of the tool pursuant to this Amendment also terminates.
a. Data Collection Tool Functionality. During the term of this Amendment, the Data Collection Tool will continue to provide EMC SEs with detailed reports on all EMC and Non-EMC fibre channel attached storage arrays, tape drives, network fibre channel directors and fibre channel switches within the customer environment from which data is gathered. In addition, for the fibre channel SAN directors and switches, the tool will summarize and provide details on the number of switches/directors by manufacturer, the number of ports in the SAN, the port utilization percentage, the number of ports used, the number of ports free, rack space (u's) utilized and the number of ports by switch/director speed, director and switch software level, and identify those directors and or switches that have or will soon (within 6-months) be out of EMC's end of service/support life. The Data Collection Tool will provide the following deliverables for each assessment:
•Excel File with all the details on all storage, tape and SAN devices discovered
•Summary report in Microsoft PowerPoint format

2. Term of Amendment; Tool Funding
a. Term. This Amendment will commence as of April 1, 2016 and terminate March 31, 2017.
The parties may renew the term of this Amendment and provide additional appropriate funding by mutual, written agreement.
b. Tool Funding. Provided that Brocade has access to the Data Collection Tool and the functionality described in Section 1a above remains within the tool, then Brocade agrees to pay EMC [***] during the term to maintain the capability within the Data Collection Tool to collect data on Brocade products at customer environments. If Brocade’s access to the Data Collection Tool terminates, then Brocade’s obligation to provide further funding under this Amendment will also cease.

3. Quarterly Reviews and monthly reporting. EMC and Brocade will conduct quarterly reviews, and EMC will provide monthly usage reports to Brocade, to discuss/review the status and usage of the Data Collection Tool, to include the following:

a. Tool overview and status, along with a roadmap of upcoming changes.
b. Data Collection Tool usage, reporting and effectiveness:
i. Number of assessments using the Data Collection Tool in the current quarter and program-to-date.
ii. User Information:
1. Customer Name/Location
2. Partner Name/Location
3. EMC SE Name/Location
iii. Product Analysis:
1. Number of Brocade switches/directors assessed overall
2. Average number of switches/directors per assessment
iv. Sales Opportunities. This information is not currently available, but a process to get this information is going to be worked on by EMC and Brocade.
1. Information sought to include sales opportunities in play and deals closed; details to include are customer name/company name/location, number of type of Brocade switches/directors, probability to close, and close date.

4. No Other Changes. This Amendment is subject to the terms of the Original Agreement, as amended.
Except as stated in this Amendment, all terms of the Agreement, as amended by Amendments 1 through 8, remain in full force and effect.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument. Such execution and delivery shall be considered valid, binding and effective for all purposes. Once signed, any reproduction of this Amendment made by reliable means (for example, electronic image, photocopy or facsimile) will be considered an original.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions.

The parties’ authorized representatives have executed this Agreement on the dates stated below. Facsimile signatures will be relied upon as original signatures in all respects.

BROCADE COMMUNICATIONS SYSTEMS, INC.	EMC CORPORATION

Signature: /s/ Kevin C. Langan	Signature: /s/ Jeff Bettencourt

Print Name: Kevin C. Langan	Print Name: Jeff Bettencourt

Title: VP Global Partners	Title: SVP, Connect

BROCADE COMMUNICATIONS SWITZERLAND SARL

Signature: /s/ Pierre Mattenberger

Print Name: Pierre Mattenberger

Title: Director